Exhibit 10.9

AGREEMENT OF SUBLEASE

THIS AGREEMENT OF SUBLEASE (the “Sublease”), made as of the 14th day of March, 2016, by and between GREATBATCH LTD., a New York corporation, whose business address is 10000 Wehrle Drive, Clarence, New York 14031 (“Sublandlord”), and QiG GROUP, LLC, a Delaware limited liability company, whose business address is 5830 Granite Parkway, 11th Floor, Plano, Texas 75024 (“Subtenant”).

W I T N E S S E T H:

WHEREAS, by that certain office lease dated as of November 26, 2014 between Granite Park V Limited (“Overlandlord”), as landlord, and Sublandlord, as tenant (the “Overlease”), Sublandlord leased from Overlandlord the entire 11th and 12th floor located at 5830 Granite Parkway, Plano, TX 75024, consisting of 53,284 square feet (hereinafter “Sublessor’s Premises”);

WHEREAS, Subtenant desires to sublease from Sublandlord and Sublandlord is willing to sublease to Subtenant a portion of the 11th Floor of the Sublessor’s Premises, consisting of approximately 11,600 square feet (the “Subleased Premises”), as more particularly shown on Exhibit B.

WHEREAS, Subtenant desires to have the non-exclusive right to use a portion the 11th Floor of the Sublessor’s Premises, consisting of approximately 7,400 square feet (the “Common Area”), as more particularly shown on Exhibit B.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) in hand paid by Subtenant to Sublandlord, the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Overlease):

1.     Subleasing of Subleased Premises; Condition of Premises.

(a)     Sublandlord hereby subleases to Subtenant and Subtenant hereby hires from Sublandlord, the Subleased Premises, upon and subject to all of the terms, covenants, rentals and conditions hereinafter set forth, together with the right in common with others to use the lobbies, stairways and other public and service portions of the Building and the Land for the respective purposes for which they are intended, and together with the parking rights expressly provided in this Sublease, subject however to all applicable provisions hereof.

(b)     Subtenant shall accept the Subleased Premises in the condition and state of repair on the date hereof, “as is”, subject to ordinary wear and tear between the date hereof and the Commencement Date (as hereinafter defined), and Subtenant expressly acknowledges and agrees that Sublandlord has made no representations or warranties with respect to the Subleased Premises or the Building and is not obligated, except for completion of the “punch-list” that resulted from the build-out improvements completed for the Subleased Premise, to make repairs of or to perform any work at, the Subleased Premises prior to the delivery of the Subleased Premises.

2.     Term.

The term of this Sublease shall commence on the date on which Overlandlord shall consent to this Sublease, (the “Commencement Date”) and shall expire at 11:59 P.M. on March 15, 2018 (the “Expiration Date”), unless sooner terminated or extended as hereinafter provided (the “Term”).

3.     Rent.

(a)     During the Term, from and after the Commencement Date, Subtenant shall pay to Sublandlord rent (the “Rent”) at the rate of Two Hundred Thousand Dollars ($200,000) per annum, in equal monthly installments of Sixteen Thousand Six Hundred Sixty Six Dollars and Sixty Six Cents ($16,666.66). Sublandord will supply gas and electric utilities and telephone and internet services for ordinary office use at no additional charge. In no event shall Sublandlord be responsible or liable for the failure to supply Subtenant or for the failure of Subtenant to receive, any utility service, nor shall Subtenant be entitled to any cessation, abatement, reduction or other offset of Rent in the event of any failure to receive any utility service.

(b)     The Rent shall be due and payable on the first (1st) day of each calendar month during the Term at the office of Sublandlord, or at such other place or places as Sublandlord may designate, at any time and from time to time upon prior written notice to Subtenant, without any set-off or deduction of any kind whatsoever, except that Subtenant shall pay to Sublandlord the first monthly installment of Rent due under this Sublease, upon the execution of this Sublease by both Sublandlord and Subtenant.

(c)     If Subtenant shall fail to pay any installment or other payment of any Rent or other sums payable hereunder when due, interest shall accrue (and shall be paid to Sublandlord immediately upon demand) on such installment or payment as a late charge, from the date such installment or payment became due until the date paid, at the rate of five percent (5%) per annum.

(d)     All amounts due under this Sublease are to be paid to Sublandlord (or its designees) in lawful money of the United States by federal funds wire transfer or by good and sufficient check, subject to collection, drawn on a bank which is a member of the Federal Reserve System or a successor thereto.

4.     Parking. During the Term, Subtenant shall be entitled to use of, at no additional cost to the Subtenant, five (5) of Sublandlord’s reserved parking spaces and fifty (50) of Sublandlord’s unreserved parking spaces.

5.     Alterations.

Subtenant may make no changes, alterations, installations, additions, improvements or decorations in, to or about the Subleased Premises without Overlandlord’s and Sublandlord’s prior written consent, Sublandlord’s consent shall not be unreasonably withheld, conditioned or delayed. In the event that each of Overlandlord and Sublandlord shall consent to the performance by Subtenant of any such change, alteration, installation, addition, improvement or decoration, Subtenant shall perform same in accordance with the applicable provisions of the Overlease. Subtenant shall restore the Subleased Premises to the extent required pursuant to the Overlease unless specifically otherwise agreed to in writing by Overlandlord.

6.     Care, Surrender and Restoration of the Premises.

Upon the Expiration Date or earlier termination of the Term, Subtenant shall quit and surrender the Subleased Premises to Sublandlord, broom clean, in good order and condition, ordinary wear and tear excepted and Subtenant shall remove all of its property therefrom. If the Expiration Date, or earlier termination of the Term, falls on a Sunday, this Sublease shall expire at noon on the immediately preceding Saturday unless such Saturday is a legal holiday, in which case the Term shall expire at noon on the first business day immediately preceding such Saturday. Subtenant shall observe and perform each of the covenants contained in this Sublease and Subtenant’s obligations hereunder shall survive the Expiration Date or earlier termination of this Sublease.

7.     Use.

(a)     Subtenant shall use and occupy the Subleased Premises for the operation of an office, including uses ancillary thereto and for no other purpose.

(b)     Subtenant has the non-exclusive right to use in common with Sublandlord the Common Areas. Sublandlord is responsible for the cleaning and maintenance of the common areas;  provided, however, to the extent such cleaning, maintenance, repairs or replacements are required as a result of any act, neglect, fault or omission of Subtenant, Subtenant shall pay to Sublandlord, as additional Rent within ten (10) days after demand, the costs of such cleaning, maintenance, repairs and replacements.  Sublandlord shall not be liable to Subtenant for failure to perform any such maintenance, repairs or replacements, unless Sublandlord is the responsible party and shall fail to make such maintenance, repairs or replacements and such failure shall continue for an unreasonable time following written notice from Subtenant to Sublandlord of the need therefor. Sublandlord reserves the right from time to time to do any of the following: (i) make any changes, additions, improvements, maintenance, repairs or replacements in or to the Common Areas; (ii) close temporarily any of the Common Areas while engaged in making repairs, improvements or alterations to the Common Areas; and (iii) perform such other acts and make such other changes with respect to the Common Areas, as Sublandlord may, in the exercise of good faith business judgment, deem to be appropriate. If Sublandlord is required to reconfigure the Common Areas as a result of Sublandlord’s exercise of its rights under this subsection (iii), Sublandlord shall provide Subtenant with reasonable notice of the construction schedule to the extent that the Common Areas are affected, and Sublandlord shall endeavor to minimize, as reasonably practicable, the interference with Subtenant’s business as a result of any such construction.

8.     Subordination to and Incorporation of Terms of the Overlease.

(a)     This Sublease is in all respects subject and subordinate to all of the terms, provisions, covenants, stipulations, conditions and agreements of the Overlease, and, except as otherwise expressly provided in this Sublease, all of the terms, provisions, covenants, stipulations, conditions, rights, obligations, remedies and agreements of the Overlease are incorporated in this Sublease by reference and made a part hereof as if herein set forth at length, and shall, as between Sublandlord and Subtenant (as if they were the Landlord and Tenant, respectively, under the Overlease, and as if the word “Lease” were “Sublease”), constitute the terms of this Sublease, Basic Lease Information paragraphs 1, 3, 4, 5, 6, 7, 8, 9, 10, 11, 13, 14, 15, 16, 17, 18, 19, Exhibits B, B-1, D, D-1, D-2, E, F, G, H, Riders 1, 2, 3, 4, 5, the 2nd and 3rd sentences of Section 1.1.1, Section 1.1.2, Section 1.1.3, Section 1.2, Section 2.1, Section 2.2, Section 4.1.2, Section 4.1.3(c), Section 4.5, Section 5.1, Section 5.2, Section 5.3.2, Section 6.1, Section 6.3.1, Section 6.3.2, Section 7.3, Section 7.6, Section 15.7, Section 15.15, Section 15.22, Section 15.23, Section 15.24 and Section 15.25 of the Overlease, as well as such other terms of the Overlease as do not relate to the Subleased Premises or are inapplicable, inconsistent with, or that are specifically modified by, the terms of this Sublease. In furtherance of the foregoing, Subtenant shall not take any action or do or permit to be done anything which (i) is or may be prohibited to Sublandlord, as tenant under the Overlease, (ii) might result in a violation of or default under any of the terms, covenants, conditions or provisions of the Overlease or any other instrument to which this Sublease is subordinate, or (iii) would result in any additional cost or other liability to Sublandlord pursuant to the terms of the Overlease and is not permitted by the terms of this Sublease. This clause shall be self-operative and no further instrument of subordination shall be required. As between Sublandlord and Subtenant, in the event of any inconsistency between this Sublease and the Overlease, this Sublease shall control.

(b)     In the event that the Overlease is cancelled or terminated, Subtenant shall, at the option of Overlandlord, attorn to and recognize Overlandlord, as Sublandlord hereunder, and shall, promptly upon Overlandlord’s request, execute and deliver all instruments reasonably necessary or appropriate to confirm such attornment and recognition, provided that Overlandlord agrees to recognize Subtenant as subtenant under the Sublease. Subtenant hereby waives all rights under any present or future law to elect, by reason of the termination of the Overlease, to terminate this Sublease or surrender possession of the Subleased Premises, provided that Overlandlord agrees to recognize Subtenant as subtenant under the Sublease.

(c)     References in the Overlease to work or repairs to be performed or services or maintenance to supplied by “Landlord” in respect of the Premises shall continue to mean and provide that such work or repairs shall be performed and services or maintenance provided by Overlandlord (and not by Sublandlord) pursuant to the terms, covenants and conditions of the Overlease relating to the Subleased Premises, applicable to the Subleased Premises.

(d)     Except as otherwise expressly set forth herein, all notice or cure periods of Subtenant provided for herein or other time limits for Subtenant to perform any act, condition or covenant, or exercise any right or remedy, shall be the same as those provided for in the Overlease, but reduced by the greater of 25% (rounded to the greatest reduction) or two (2) days and, if notice is required, measured from the earlier of the date on which notice is given to Subtenant by either Overlandlord or Sublandlord. Under no circumstances shall Subtenant’s notice period be less than five (5) business days.

9.     Subtenant’s Obligations.

Except as specifically set forth herein to the contrary, all acts to be performed by, and all of the terms, provisions, covenants, stipulations, conditions, obligations and agreements to be observed by, Sublandlord, as tenant under the Overlease, shall, to the extent that the same relate to the Subleased Premises, be performed and observed by Subtenant, and Subtenant’s obligations in respect thereof shall run to Sublandlord or Overlandlord as may be required by the respective interests of Sublandlord and Overlandlord. Subtenant shall indemnify Sublandlord against, and hold Sublandlord harmless from, all liabilities, losses, obligations, damages, penalties, claims, costs and expenses (including, without limitation, attorneys’ fees and other costs) which are paid, suffered or incurred by Sublandlord as a result of the nonperformance or nonobservance of any such terms, provisions, covenants, stipulations, conditions, obligations or agreements by Subtenant, unless such nonperformance or nonobservance is caused by Sublandlord’s actions or failure to act.

10.     Sublandlord’s Obligations; Quiet Enjoyment.

(a)     Notwithstanding anything contained in this Sublease to the contrary, Sublandlord shall have no responsibility to Subtenant for, and shall not be required to provide, any of the services or make any of the repairs or restorations which Overlandlord has agreed to make or provide, or cause to be made or provided, under the Overlease and Subtenant shall rely upon, and look solely to, Overlandlord for the provision of such services and the performance of such repairs and restorations. Sublandlord shall, promptly upon Subtenant's request and, make demands of and send notice to Overlandlord and otherwise cooperate with Subtenant (including, without limitation, the execution of appropriate documents) in order to exercise and/or enforce, as the case may be, the rights, obligations, covenants, agreements, terms, provisions and conditions contained in the Sublease and to obtain redress for any breach on the part of the Overlandlord thereunder. Sublandlord shall use its best efforts to assist Subtenant in obtaining all services, repairs, alterations, replacements, access, appurtenances, and deliveries and enforcing other rights to which Subtenant or Sublandlord, as tenant, is entitled under the Prime Lease. Subtenant shall not make any claim against Sublandlord for any damage which may result from, nor shall Subtenant’s obligations hereunder, including, without limitation, Subtenant’s obligation to pay all Rent when due, be impaired by reason of, (a) the failure of Overlandlord to keep, observe or perform any of its obligations under the Overlease, or (b) the acts or omissions of Overlandlord or any of its agents, contractors, servants, employees, invitees or licensees.

(b)     Sublandlord covenants that, subject to (i) the Overlease and Overlandlord’s performance thereunder, and (ii) all matters to which the Overlease may be subject from time to time, Subtenant, on paying the all amounts due hereunder (including, without limitation, the Rent) and performing all its other obligations under this Sublease, shall and may quietly have, hold and enjoy the Subleased Premises for the term aforesaid in accordance with the terms hereof.

(c)     Sublandlord covenants and agrees that Sublandlord shall not, without Subtenant’s prior written consent, do or suffer or permit anything to be done or suffered, including, without limitation, entering into any amendment of the Overlease which would cause the Overlease to be canceled or terminated, forfeited or which would decrease Subtenant’s rights or increase Subtenant’s obligations or liabilities under this Sublease or the Overlease or cause Subtenant to become liable to Overlandlord for any damages, claims or penalties. Sublandlord shall not do or permit to be done anything which would constitute a violation or breach of any of the terms, conditions or provisions of the Lease or which would cause the Overlease to be terminated or forfeited by virtue of any right termination or forfeiture reserved or vested in Overlandlord. Sublandlord further covenants and agrees that it will not agree to a voluntary termination of the Overlease unless, in connection therewith, the Overlandlord accepts this Sublease as a direct lease between Overlandlord and Subtenant. If Sublandlord shall default in the performance of any of its obligations under this Sublease, Subtenant, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of Sublandlord without notice, in case of emergency, and in all other cases if the default continues after ten (10) days from the date of giving by Subtenant to Sublandlord of written notice of intention to do so, unless Sublandlord shall have commenced to remedy such default and shall thereafter diligently cannot prosecute such remedy to completion.

(d)     Sublandlord hereby indemnifies and holds harmless Subtenant from and against any and all liabilities, damages, costs and expenses of every kind, including, without limitation, reasonable attorney’s fees and costs, incurred by Subtenant in connection with or arising out of (i) any misrepresentation by Sublandlord herein, or (ii) any breach by Sublandlord of its obligations under this Sublease or the Lease.

11.     Sublandlord’s Representations and Warranties.

Sublandlord represents to Subtenant that the Overlease is in full force and effect, that no default exists on the part of any party to the Overlease, and that true, accurate and complete copies of the Overlease and all amendments thereto are attached hereto.

Sublandlord represents and warrants that (a) it holds a valid leasehold interest in the Sublease Premises, (b) it has the full right, power and authority to lease the Sublease Premises to Subtenant as provided in this Sublease without any need for obtaining any consents or approvals from any party, including, without limitation, any mortgagee’s or other entities, except for Overlandlord, (c) the person executing this Sublease on behalf of Sublandlord is duly authorized to do so and is authorized to act on behalf of Sublandlord, (d) this Sublease and all documents to be executed pursuant hereto by Sublandlord are binding upon and enforceable against Sublandlord in accordance with their respective terms, and (e) the transaction contemplated hereby will not result in a breach of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, or other agreement to which Sublandlord, or, to Sublandlord’s best knowledge, the Overlease, the Sublease Premises or the building, are subject or by which the same are bound.

12.     Covenants with respect to the Overlease.

In the event that Subtenant shall be in default of any term, provision, covenant, stipulation, condition, obligation or agreement of, or shall fail to honor any obligation under, this Sublease, Sublandlord, on giving the notice required by the Overlease (as modified pursuant to Section 16 hereof) and subject to the right, if any, of Subtenant to cure any such default within any applicable grace period provided in the Overlease (as modified pursuant to Section 16 hereof), shall have available to it all of the remedies available to Overlandlord under the Overlease in the event of a like default or failure on the part of Sublandlord, as tenant thereunder. Such remedies shall be in addition to all other remedies available to Sublandlord at law or in equity.

13.     Broker.

Subtenant and Sublandlord represent and warrant that they have not dealt with any broker or finder in connection with this Sublease. Sublandlord and Subtenant hereby agree to indemnify and hold each other harmless from and against any and all liabilities, losses, obligations, damages, penalties, claims, costs and expenses (including, without limitation, attorneys’ fees and other charges) arising out of any claim, demand or proceeding for a real estate brokerage commission, finder’s fee or other compensation made by any person or entity in connection with this Sublease and arising out of the breach on their respective parts of any representation or warranty contained in this Section 13. The provisions of this Section 13 shall survive the Expiration Date or earlier termination of this Sublease.

14.     Indemnification of Sublandlord.

Subtenant agrees to indemnify Sublandlord against and hold Sublandlord harmless from, any and all liabilities, losses, obligations, damages, penalties, claims, costs and expenses (including, without limitation, attorneys’ fees and other charges) which are paid, suffered or incurred by Sublandlord as a result of (a) any personal injuries or property damage occurring in, on or about the Subleased Premises during the Term, (b) any work or thing done, or any condition created, by Subtenant in, on or about the Subleased Premises or the Building during the Term, or (c) any act or omission of Subtenant or Subtenant’s agents, contractors, servants, employees, invitees or licensees during the Term.

15.     Approvals or Consents.

In all provisions of the Overlease requiring the approval or consent of Overlandlord, Subtenant shall be required to obtain the express written approval or consent of Sublandlord, which consent shall be subject to the approval or consent of Overlandlord, pursuant to the Overlease. If Sublandlord shall give its consent to any request made by Subtenant then Sublandlord hereby agrees to promptly furnish to Overlandlord copies of such request for consent or approval received from Subtenant. If Overlandlord shall refuse to give its consent or approval to any request made by Subtenant then Sublandlord’s refusal to give its consent or approval to such request shall be deemed to be reasonable. Whenever a provision of the Overlease incorporated herein by reference requires or refers to Overlandlord’s consent, approval, or authorization, Sublandlord shall use good faith efforts to obtain Overlandlord’s consent. Wherever required under this Sublease or the Overlease, Sublandlord shall not unreasonably withhold its consent, approval or authorization.

16.     Time Limits; Notices as to the Subleased Premises.

Sublandlord and Subtenant shall, promptly after receipt thereof, furnish to each other a copy of each written notice, demand or other communication received from Overlandlord with respect to the Subleased Premises.

17.     Assignment and Subletting.

Notwithstanding anything to the contrary contained herein or in the Overlease, Subtenant, for itself, its successors and assigns, expressly covenants that it shall not assign (whether by operation of law or otherwise), pledge or otherwise encumber this Sublease, or sublet all or any portion of the Subleased Premises, without obtaining, in each instance, the prior written consent of Overlandlord and the prior written consent of Sublandlord, which consent shall be within Sublandlord’s sole discretion. Sublandlord reserves the right to transfer and assign its interest in and to this Sublease to any entity or person who shall succeed to and assume in writing Sublandlord’s interest in and to the Overlease. Sublandlord shall promptly provide Subtenant notice of its assignment of its interest in and to this Sublease.

18.     End of Term; Holding Over.

(a)     Subtenant acknowledges that possession of the Subleased Premises must be surrendered to Sublandlord on the Expiration Date or earlier termination of this Sublease, in the same condition as set forth in Section 6 hereof, subject to normal wear and tear. Subtenant agrees to indemnify Sublandlord against and hold Sublandlord harmless from, any and all liabilities, losses, obligations, damages, penalties, claims, costs and expenses (including, without limitation, attorneys’ fees and other charges) which are paid, suffered or incurred by Sublandlord as a result of the failure of, or the delay by, Subtenant in so surrendering the Subleased Premises, including, without limitation, any claims made by Overlandlord or any succeeding tenant founded on such failure or delay, unless such failure or delay in surrendering the Subleased Premises was caused by Sublandlord.

(b)     In addition to all other rights and remedies Sublandlord has under this Sublease, at law or in equity, if Subtenant shall fail to surrender vacant possession of the Subleased Premises on or prior to the expiration or earlier termination of the term of this Sublease in accordance with the provisions hereof, (i) Subtenant shall pay to Sublandlord (a) for each month or partial month during which Subtenant holds over in the Subleased Premises after the expiration (or after the earlier termination for any cause) of the term of this Sublease, a sum equal to 100% of all rents, damages, costs, expenses or other sums of any kind Sublandlord is obligated to pay to Overlandlord or other party as a result of such holdover (such sums to be paid as and when due and payable by Sublandlord) and (ii) Subtenant shall indemnify and hold harmless Sublandlord for any and all reasonable and actual loss, cost, damage, liability or expense (including, without limitation, losses caused by Sublandlord's inability to occupy the Subleased Premises following termination, reasonable attorneys’ fees, court costs and disbursements) incurred by Sublandlord arising from or by reason of Subtenant's failure to surrender vacant possession of the Subleased Premises upon the expiration or earlier termination of this Sublease.

19.     Destruction, Fire and other Casualty.

If the whole or any part of the Subleased Premises shall be damaged by fire or other casualty and the Overlease is not terminated on account thereof by Overlandlord then this Sublease shall remain in full force and effect and Subtenant’s obligation to pay Rent hereunder shall abate only proportionate to the extent that the Rent for the Subleased Premises shall abate under the terms of the Overlease.

20.     Notices.

Any notice, request or demand (each, a “Notice”) permitted or required to be given by the terms and provisions of this Sublease, or by any law or governmental regulation, shall be in writing. All Notices shall be sent by (i) hand delivery, (ii) reputable overnight delivery service (prepaid by sender), with acknowledgment receipt returned, (iii) legible fax with receipt of transmission, or (iv) registered or certified mail, return receipt requested (postage-prepaid):

(a)     if to Sublandlord, to the following address: Greatbatch Ltd. 10000 Wehrle Drive, Clarence, NY 14031, Attn: General Counsel.

(b)     if to Subtenant, to the following address: 5830 Granite Parkway, 11th Floor, Plano, Texas 75024, Attn: General Counsel.

Either party hereto may designate a different address or facsimile number for Notices to such party by serving notice of such change in accordance with this Section 20. All notices may be given by counsel for the parties with the same force and effect as if given by the parties. Notices shall be deemed delivered when received (or, if receipt is refused, when refused).

21.     Sublease Conditional Upon Overlandlord’s Consent.

Sublandlord and Subtenant each acknowledge and agree that this Sublease is subject to the unconditional consent of Overlandlord, as required by Article 11 of the Overlease. Promptly after the execution and delivery of this Sublease, Sublandlord shall request Overlandlord’s consent hereto in accordance with the terms of the Overlease. Notwithstanding anything set forth in this Sublease to the contrary, Sublandlord shall not be obligated to perform any acts, expend any sums or bring any lawsuits or other legal proceedings, in order to obtain such consent. If Overlandlord does not consent to this Sublease within thirty (30) days after the date hereof, then either party may elect to cancel this Sublease by giving notice to the other party after the expiration of said thirty (30) day period, but prior to the giving of said consent by Overlandlord to this Sublease. If this Sublease is cancelled by either party, and this Sublease shall be of no further force and effect.

22.     No Waiver.

No act or thing done by Sublandlord or Sublandlord’s agents during the Term shall be deemed an acceptance of a surrender of the Subleased Premises, and no agreement to accept such surrender shall be valid unless in writing signed by Sublandlord. The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Sublease shall not prevent a subsequent act, which would have originally constituted a violation of the provisions of this Sublease, from having all of the force and effect of an original violation of the provisions of this Sublease. The receipt by Sublandlord of Rent or any other payment with knowledge of the breach of any covenant of this Sublease shall not be deemed a waiver of such breach. No provision of this Sublease shall be deemed to have been waived by either party, unless such waiver be in writing signed by such party. No payment by Subtenant or receipt by Sublandlord of a lesser amount than the monthly Rent or other payment herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent or other payment, or as Sublandlord may elect to apply same, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent or other payment be deemed an accord and satisfaction, and Sublandlord may accept such check or payment without prejudice to Sublandlord’s right to recover the balance of such Rent or other payment or to pursue any other remedy provided in this Sublease.

23.     Miscellaneous.

(a)     The provisions of this Sublease shall be governed and interpreted in accordance with the laws of the State of Texas.

(b)     This Sublease may not be modified, amended, extended, renewed, terminated or otherwise modified except by a written instrument signed by both of the parties hereto.

(c)     It is acknowledged and agreed that all understandings and agreements heretofore had between the parties hereto are merged in this Sublease, which alone fully and completely expresses their agreement with respect to the subject matter hereof. This Sublease has been executed and delivered after full investigation by each of the parties hereto, and neither party hereto has relied upon any statement, representation or warranty which is not specifically set forth in this Sublease. This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease to be drafted.

(d)     TIME SHALL BE OF THE ESSENCE with respect to ALL TIME LIMITS SET FORTH HEREIN.

(e)     The terms, covenants and conditions contained in this Sublease shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(f)     Each of Sublandlord and Subtenant represents to the other that it has full power and authority to enter into this Sublease and to perform its obligations hereunder and the persons executing this Sublease on its behalf are duly authorized to do so.

(g)     The failure of Sublandlord or Subtenant to insist in any one or more instances upon the strict performance of any of the covenants, agreements, terms, provisions or conditions of this Sublease, or to exercise any election or option contained herein, shall not be construed as a waiver or relinquishment, for the future or in any other instance, of such covenant, agreement, term, provision, condition, election or option but the same shall continue and remain in full force and effect. No waiver of any covenant, agreement, term, provision or condition of this Sublease shall be deemed to have been made, unless expressed in writing and duly executed by the waiving party.

(h)     The parties hereto waive any right to trial by jury in any summary proceeding that may be instituted hereafter by Sublandlord against Subtenant in respect of the Subleased Premises, or in any action that may be brought to recover any Rent or any other sum due under this Sublease or damages under this Sublease.

(i)     This Sublease may be executed in two or more counterparts and by facsimile, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

(j)     This Sublease does not constitute an offer to sublease the Subleased Premises to Subtenant and Subtenant shall have no rights with respect the subleasing of the Subleased Premises unless and until Sublandlord, in its sole and absolute discretion, elects to be bound hereby by executing and unconditionally delivering to Subtenant an original counterpart hereof.

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IN WITNESS WHEREOF, this Sublease has been duly executed as of the day and year first above written.

SUBLANDLORD:

GREATBATCH LTD.

By:	/s/ Thomas J. Hook
Name:	Thomas J. Hook
Title:	CEO

SUBTENANT:

QIG GROUP, LLC

By:	/s/ Scott F. Drees
Name:	Scott F. Drees
Title:	CEO

Exhibit A

Redacted Copy of Overlease

Exhibit B

The Subleased Premises

The floor plans which follow are intended solely to identify the general location of the Subleased Premises and Common Area and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions may not exist as shown.